EXHIBIT 6.1(F)

July 11, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

            Re: Cleco Corporation, Application/Declaration on Form U-1 (File No. 070-10268)

Ladies and Gentlemen:

            This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application/Declaration on Form U-1 (File No. 070-10268) (the "Application") of Cleco Corporation ("Cleco"), a Louisiana corporation, under the Public Utility Holding Company Act of 1935, as amended (the "Act").  The Application seeks the authorization and approval of the Commission for Cleco 's retention and acquisition of all of the issued and outstanding membership issues in Perryville Energy Partners, LLC, following Perryville's becoming a public-utility company.  The transactions proposed by the Application are described in detail in the Application.  Any terms used in this opinion have the same meanings assigned to them in the Application.

            In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Application and such corporate records of Cleco, certificates of public officials, certificates of officers and representatives of Cleco, and other exhibits, documents, agreements, instruments and other materials we have deemed necessary or advisable as a basis for the opinions expressed in this letter.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates exhibits, documents agreements, instruments and other materials.  In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

            This opinion speaks solely as of the date hereof and we have assumed that no act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

            Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that:

July 11, 2005

1.      All state laws applicable to Cleco and its associate companies in respect to the transaction as proposed in the Application have been complied with;

2.      Cleco is an entity validly organized, duly existing and in good standing under the laws of the state of Louisiana;

3.      The consummation of the transactions as proposed in the Application does not violate the legal rights of the holders of any securities issued by Cleco; and

4.      The transaction has been carried out in accordance with the Application.

            This opinion is intended solely for the use of the Commission in connection with the above-referenced Application, and may not be relied upon by any other person or used for any other purpose.  We are not, in this opinion, opining on laws other than the federal laws of the United States and the laws of the State of Louisiana.  We hereby consent to the use of this opinion as an exhibit to the above-referenced Application.

Very truly yours,

/s/ Mark D. Pearce

Mark D. Pearce

MDP:bn